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                                                                  EXHIBIT 10.23


                                  May 7, 1999



LAI Worldwide, Inc.
Thanksgiving Tower, Suite 4150
1601 Elm Street
Dallas, TX 75201-4768
Attn:  Robert L. Pearson
       Chairman and Chief Executive Officer

Dear Bob:

         This will confirm the understanding and agreement between TMP Interactive Inc. ("TMP") and LAI Worldwide, Inc. ("LAI") relating to placement by LAI of advertisements on www.monster.com.

         1. LAI agrees that for a period of 20 months commencing May 1, 1999 (the "Term"), it will use commercially reasonable efforts to place advertisements on www.monster.com for substantially all jobs with initial annual base salaries of $140,000 or less that LAI is endeavoring to fill on behalf of its clients, provided that LAI's obligation to make any such placement shall be subject in all cases to the consent of LAI's client(s) with respect to such listing. Such advertisements shall be submitted to TMP in such form and manner as reasonably requested by TMP from time to time and the form and substance of all such advertisements as posted on www.monster.com shall be reasonably satisfactory to LAI. Among other things, all such advertisements shall direct the respondent to LAI and shall provide a direct link to the LAI Compass.com web site (www.laicompass.com) or such other web site as LAI may designate from time to time, and provided further, that no such listing on www.monster.com shall reveal the identity of the prospective employer for the position, unless LAI provides specific written instructions to the contrary. TMP will not charge LAI for placing such advertisements on www.monster.com.

         2. TMP agrees to pay LAI $52,100 per month, no later than the 10th of each month, during each month of the Term, the first such payment to be made no later than May 10, 1999, for a total of $1,042,000 in payments hereunder (the "Total Payments"). As you know, LAI and TMP are parties to a letter agreement regarding certain cooperative advertising and web site promotional activities pursuant to which TMP has agreed to obtain a certain irrevocable standby letter of credit to secure its obligations thereunder (the "TMP Standby Letter of Credit"). Among other things, the TMP Standby Letter of Credit shall also provide security for TMP's obligations hereunder. Any and all amounts due to LAI hereunder shall be payable in Tampa, Florida via wire transfer to the bank account designated by LAI from time to time.







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Mr. Robert L. Pearson
May 7, 1999
Page 2

         3. Either party may terminate this agreement for a material breach by the other party which remains unremedied for a period of 15 days after written notice. Upon any termination other than one which is the direct result of an unremedied material breach by LAI, TMP shall promptly pay to LAI in cash the difference between the Total Payments and the amount of payments actually received by LAI hereunder.

         4. Neither party shall be liable under any legal theory for indirect, special or consequential damages to the other party. The parties are independent contractors. Any amount under this agreement which is not paid when due shall bear interest from the due date until the date paid at a rate of 10% per annum. This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written arrangements, (ii) may be signed in counterparts, (iii) may not be amended, terminated or waived orally, and (iv) shall be governed by the laws of the State of Florida without giving effect to the provisions thereof governing conflicts of law. In connection with any action, suit or proceeding hereunder, each party (i) consents to non-exclusive jurisdiction of any federal or state court located in the State of Florida, and appropriate appellate courts therefrom, (ii) to personal jurisdiction therein, and (iii) to waive any objection to the venue of such proceedings for lack of personal jurisdiction or forum non conveniens. No delay in enforcing the terms of this letter agreement by any of the parties shall be construed as a waiver of, or bar to, the right to subsequently enforce such terms.

         Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original.

                                          Very truly yours,

                                          TMP INTERACTIVE INC.



                                          By:
                                             ----------------------------------
                                          Name:  Andrew J. McKelvey
                                          Title: Chairman


Accepted and Agreed to
This ____ day of May, 1999:
LAI WORLDWIDE, INC.



By:
   ------------------------------------
Name:  Robert L. Pearson
Title: Chairman and Chief Executive Officer